Exhibit 99.1


    Georgia Gulf Reports Third Quarter Net Income of $.82 Per Diluted Share

    ATLANTA--(BUSINESS WIRE)--Oct. 27, 2005--Georgia Gulf Corporation (NYSE: GGC) today reported net income of $27.9 million or $.82 per diluted share on sales of $525.2 million for the third quarter of 2005, an improvement over second quarter 2005 net income of $10.2 million or $.30 per diluted share on sales of $584.2 million. The third quarter results include a favorable FIFO inventory valuation impact of $.37 per diluted share as the Company sold lower cost inventory on hand at the beginning of the quarter relative to the cost of inventory on hand at the end of the quarter. In addition, the results include favorable tax adjustments of $.09 per diluted share as well as a negative impact of $.24 per diluted share related to the operational disruptions caused by Hurricanes Katrina and Rita.
    "Our third quarter earnings were respectable in light of the significant challenges we faced during the latter part of the third quarter," said Ed Schmitt, Chairman, President and CEO, Georgia Gulf Corporation. "As we previously announced, our plants have resumed operations following downtime due to the hurricanes, and we are working to re-establish normal shipments to our customers. The hurricane-related disruptions created supply constraints and reduced inventories throughout the chain, which should be positive for the business as conditions return to normal."
    Third quarter 2005 net income represents a decline compared to third quarter 2004 net income of $33.4 million or $1.00 per diluted share on sales of $596.4 million. The lower year-over-year quarter results reflect higher raw materials and energy costs, lower aromatics sales volumes and sales prices, and the negative impact from the hurricanes, which more than offset increased sales prices in caustic soda, vinyl resins and compounds and the favorable tax adjustment.
    For the nine months ended September 30, 2005, net income declined compared to the same period last year. Net income of $76.8 million or $2.24 per diluted share on sales of $1.8 billion compared to net income of $81.8 million or $2.46 per diluted share on sales of $1.6 billion for the same period in 2004, as raw materials and energy prices increased from the same period last year. This year's results also include the chloralkali plant outage in the second quarter of 2005, the negative impact of $.24 per diluted share due to the hurricanes during the third quarter of 2005 and the favorable tax adjustment of $.09 per diluted share.

    Chlorovinyls

    The chlorovinyls business reported operating income of $53.1 million in the third quarter of 2005 compared to operating income of $36.0 million in the second quarter of this year. This increase was largely due to higher sales volumes and prices for caustic soda, which more than offset the impact of higher ethylene and energy prices.
    Third quarter chlorovinyls operating income of $53.1 million increased from $39.8 million in the third quarter of 2004. This $13.3 million increase was primarily due to increased sales prices for all chlorovinyls products, particularly caustic soda and vinyl resins, which more than offset higher ethylene and energy costs.
    For the nine months ended September 30, 2005, chlorovinyls operating income increased to $148.1 million from $131.2 million in the same period of 2004 as higher sales prices for all products outpaced higher chlorovinyls energy and raw materials costs, and the impact of our chloralkali plant outage in the second quarter of 2005.

    Aromatics

    The aromatics business posted an operating loss of $1.9 million for the third quarter of 2005 as sales volumes and prices were down due to softer demand in end-use markets and reduced export opportunities. Despite the operating loss for this quarter, the results were an improvement from the second quarter operating loss of $8.8 million, reflecting lower benzene costs. These cost improvements offset lower aromatics sales prices and volumes.
    The third quarter 2005 operating loss of $1.9 million declined from $27.5 million in operating income in the third quarter of 2004. This decrease reflects lower sales volumes and prices for aromatics products in the third quarter of 2005, while the third quarter of 2004 included several opportunistic cumene sales, which resulted from a cumene competitor's unscheduled plant outage.
    For the nine months ended September 30, 2005, aromatics operating income decreased to $3.6 million from $37.3 million in the same period last year primarily as a result of higher raw materials costs, which more than offset higher sales prices for all aromatics products.

    Conference Call

    Georgia Gulf will host a conference call to discuss third quarter results in more detail at 10:00 AM ET on Friday, October 28, 2005. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/256100/. Playbacks will be available from 1 PM ET Friday, October 28, to midnight ET Friday, November 4. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 1186113.

    Other

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.
    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2004 and our subsequent reports on Form 10-Q.



              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)

                                            September 30, December 31,
In Thousands                                    2005          2004
------------                                ------------- ------------

ASSETS

Cash and cash equivalents                     $    8,968   $   21,088
Receivables, net of allowance                    123,507      134,852
Inventories                                      163,747      186,313
Prepaid expenses and other                         6,438        5,186
Deferred income taxes                              8,625       10,097
                                               ----------   ----------

   Total current assets                          311,285      357,536

Property, plant and equipment, net               401,643      425,734

Goodwill                                          77,720       77,720

Other assets, net                                173,808      102,840
                                               ----------   ----------

   Total assets                               $  964,456   $  963,830
                                               ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt             $   52,100   $  189,900
Accounts payable                                 171,477      205,365
Interest payable                                   5,790        1,557
Accrued compensation                              14,138       18,293
Accrued liabilities                               22,174       11,779
                                               ----------   ----------

    Total current liabilities                    265,679      426,894

Long-term debt, less current portion             228,583      128,583

Deferred income taxes                            111,646      128,032

Other non-current liabilities                     15,851       12,052

Stockholders' equity                             342,697      268,269
                                               ----------   ----------

    Total liabilities and stockholders'
     equity                                   $  964,456   $  963,830
                                               ==========   ==========

Common shares outstanding                         34,114       33,925




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)


                            Three Months Ended    Nine Months Ended
                              September 30,         September 30,
                          ---------------------  ---------------------
In Thousands
(except per share data)      2005       2004       2005       2004
-------------------------- ---------- ---------- ---------- ----------

 Net sales                $  525,223 $  596,373 $1,754,794 $1,615,332
                           ---------- ---------- ---------- ----------

 Operating costs and expenses
   Costs of sales            464,884    520,302  1,577,036  1,420,773
   Selling, general and
    administrative            16,917     17,182     47,382     45,943
                           ---------- ---------- ---------- ----------
 Total operating costs and
  expenses                   481,801    537,484  1,624,418  1,466,716
                           ---------- ---------- ---------- ----------

 Operating income             43,422     58,889    130,376    148,616
 Interest expense, net        (5,148)    (5,717)   (15,975)   (18,199)
                           ---------- ---------- ---------- ----------
 Income before income
  taxes                       38,274     53,172    114,401    130,417

 Provision for income
  taxes                       10,341     19,807     37,556     48,582
                           ---------- ---------- ---------- ----------

 Net income               $   27,933 $   33,365 $   76,845 $   81,835
                           ========== ========== ========== ==========

 Earnings per share:
   Basic                  $     0.82 $     1.01 $     2.27 $     2.49
   Diluted                $     0.82 $     1.00 $     2.24 $     2.46

 Weighted average common
  shares:
   Basic                      33,900     33,007     33,855     32,806
   Diluted                    34,150     33,513     34,234     33,218




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)


                                 Three Months Ended Nine Months Ended
In Thousands                       September 30,      September 30,
------------                     ------------------ ------------------
                                   2005     2004     2005      2004
                                  -------- -------- -------- ---------

 Cash flows from operating
  activities:
    Net income                   $ 27,933 $ 33,365 $ 76,845 $  81,835
    Adjustments to reconcile net
     income to net cash provided
     by operating activities:
       Depreciation and
        amortization               15,848   16,069   47,235    47,884
       Deferred income taxes       (9,175)       -  (14,914)     (122)
       Tax benefit related to
        stock plans                   254    1,008    1,930     2,344
       Stock based compensation       964      603    2,795     2,496
       Change in operating
        assets, liabilities
        and other                   3,431  (29,056) (62,027)  (16,101)
                                  -------- -------- -------- ---------
 Net cash provided by operating
  activities                       39,255   21,989   51,864   118,336
                                  -------- -------- -------- ---------


 Cash flows used in investing
  activities
    Capital expenditures           (5,623)  (6,861) (19,041)  (15,721)
                                  -------- -------- -------- ---------

 Cash flows from financing
  activities:
    Net change in revolving line
     of credit                    (23,900)       -  (37,800)        -
    Debt payments related to
     asset securitization               -        -        -   (35,000)
    Other long-term debt payments       -  (45,090)       -   (75,490)
    Proceeds from issuance of
     common stock                      79   10,776    2,724    16,686
    Purchase and retirement of
     common stock                       -        -   (1,682)     (603)
    Dividends paid                 (2,729)  (2,670)  (8,185)   (7,946)
                                  -------- -------- -------- ---------
 Net cash used in financing
  activities                      (26,550) (36,984) (44,943) (102,353)
                                  -------- -------- -------- ---------

 Net change in cash and cash
    equivalents                     7,082  (21,856) (12,120)      262
 Cash and cash equivalents at
    beginning of period             1,886   24,083   21,088     1,965
                                  -------- -------- -------- ---------
 Cash and cash equivalents at
    end of period                $  8,968 $  2,227 $  8,968 $   2,227
                                  ======== ======== ======== =========




               GEORGIA GULF CORPORATION AND SUBSIDIARIES
                          SEGMENT INFORMATION
                              (Unaudited)

                             Three Months Ended   Nine Months Ended
                               September 30,        September 30,
                            -------------------- ---------------------
In Thousands                   2005      2004      2005       2004
------------                ---------- --------- ---------- ----------

 Segment net sales:
    Chlorovinyls            $ 388,247 $ 356,499 $1,167,473 $1,076,648
    Aromatics                 136,976   239,874    587,321    538,684
                             --------- --------- ---------- ----------
 Net sales                  $ 525,223 $ 596,373 $1,754,794 $1,615,332
                             ========= ========= ========== ==========

 Segment operating income
  (loss):
    Chlorovinyls            $  53,115 $  39,797 $  148,090 $  131,165
    Aromatics                  (1,878)   27,546      3,627     37,310
    Corporate and general
     plant services            (7,815)   (8,454)   (21,341)   (19,859)
                             --------- --------- ---------- ----------
 Total operating income     $  43,422 $  58,889 $  130,376 $  148,616
                             ========= ========= ========== ==========



    CONTACT: Georgia Gulf Corporation, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520